SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AMERITRADE HOLDING CORPORATION

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Filed by Ameritrade Holding Corporation Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934 Subject Company: Ameritrade Holding Corporation Commission File No.: 000-49992

This filing consists of a press release by Ameritrade Holding Corporation on December 15, 2005.

FOR IMMEDIATE RELEASE:

At the Company:	For Investors:
Katrina Becker	Tim Nowell
Director, Corporate Communications	Director, Business Planning
(402) 597-8485	(402) 597-8440
kbecker@ameritrade.com	tnowell@ameritrade.com
AMERITRADE OBTAINS COMMITMENT FOR FINANCING RELATED TO
TD WATERHOUSE ACQUISITION
Financing Structure to Consist of $1.9 Billion in Funded Debt
Strong Ratings
Omaha, Neb., December 15, 2005 — Ameritrade Holding Corporation (Nasdaq: AMTD) today announced that it has obtained a commitment for financing from its underwriting group led by Citigroup Corporate and Investment Banking and including Merrill Lynch, UBS and JPMorgan.
Receipt of the funds from the underwriting group, together with funds to be received from TD Waterhouse, will be used to pay the $6 special dividend and will also provide approximately $300 million for general corporate needs. The commitment provides the Company with the flexibility of prepaying borrowings without penalty.
The structure of the debt is anticipated to be as follows:

Amount	Type	Maturity
$1.65B	Term B Bank Debt	7 Years
$0.25B	Term A Bank	Debt 6 Years
$0.30B	Revolving Line of Credit	5 Years
The Company has also received the following ratings:
•	Moody’s: Ba1

•	Standard & Poor’s: BB

•	Fitch: Expects BB
“The commitment and ratings we have received are strong indicators of the strategic benefits of the TD Waterhouse transaction and the financial strengths of the combined company,” said Mike Chochon, treasurer of Ameritrade.
The Company expects the financing to occur prior to the expected Jan. 24 TD Waterhouse closing.
About Ameritrade Holding Corporation
For 30 years, Ameritrade Holding Corporation has provided investment services to self-directed individuals through its brokerage subsidiaries. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc., (1) a subsidiary of Ameritrade Holding Corporation, recently received a four-star rating in the 2005 Barron’s Review of Online Brokers for its Apex active trader program. For more information, please visit www.amtd.com.
Cautionary Note Regarding Forward Looking Statements and Ratings
This document contains forward-looking statements that involve risks and uncertainties. In particular, any statements regarding the completion of the proposed TD Waterhouse transaction, the proposed special dividend, the expected date of the financing, the expected date for closing of the proposed transaction, the expected benefits of the proposed transaction to shareholders, the expected effect of the proposed transaction regarding the competitive position of Ameritrade and the plans for the combined company following the closing of the transaction, as well as the assumptions on which such expectations are based, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include general economic and political conditions, interest rates, market fluctuations and changes in client trading activity, increased competition, systems failures and capacity constraints, conditions to closing of the debt financing and TD Waterhouse transaction, regulatory and legal matters and uncertainties and other risk factors described in our latest Annual Report on Form 10-K and our latest Quarterly Report on Form 10-Q, as amended. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are encouraged to read the full ratings reports from Moody’s, Standard & Poor’s and Fitch.
Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade filed a definitive proxy statement concerning the transaction with the Securities and Exchange Commission (“SEC”) with a filing date of December 5, 2005. SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.

(1)Ameritrade, Inc., member NASD/SIPC.